Exhibit 99.1

Cost-U-Less Reports Earnings of 21 cents per share for Fourth Quarter.
Update on new store in Cayman Islands.

Bellevue, WA, March 13, 2007

Financial Results:

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for its fourth fiscal quarter 2006 (Q4 2006) and fiscal year ended December 31, 2006 (FY 2006).

For Q4 2005 and FY 2005 the Company benefited from an additional week of store business as compared to the corresponding periods in 2006. The 14th week of Q4 2005 generated $3.6MM of sales and is estimated to have generated additional operating income of approximately $0.3MM. Approximately every five years the Company adds a 14th week to its fourth fiscal quarter, and a 53rd week to its fiscal year, to align fiscal periods as close as possible to calendar periods.

Highlights for Q4 2006 were as follows:

•	EPS of $0.21 on net income of $0.9MM compared to EPS of $0.27 on net income of $1.1MM for the corresponding period a year ago (Q4 2005).

•	Operating income of $1.5MM compared to operating income of $1.8MM for Q4 2005.

•	EBITDA of $2.2MM compared to EBITDA of $2.3MM for Q4 2005 (see Appendix A).

•	Sales of $59.1MM compared to $60.9MM for Q4 2005.

•	Comparable store sales (stores open a full 13 months) increase of 3.5% over Q4 2005.

Highlights for FY 2006 were as follows:

•	EPS of $0.63 on net income of $2.7MM compared to EPS of $0.72 on net income of 3.0MM for FY 2005.

•	Operating income of $4.7MM compared to operating income of $5.0MM for FY 2005.

•	EBITDA of $7.1MM compared to EBITDA of $7.0MM for FY 2005 (see Appendix A).

•	Sales of $222.0MM compared to $219.4MM for FY 2005.

•	Comparable store sales (stores open a full 13 months) increase of 3.4% over FY 2005.

“Reporting a lower EPS, year over year, is never a good thing,” said J. Jeffrey Meder, the Company’s President and CEO. “But sometimes numbers can be misleading or tell only part of the story. The rest of the story would suggest that we actually performed very well, particularly over the holidays, with one exception, Kauai. This coupled with the 53rd week in 2005 served to imply that we underperformed, which on an operational basis is far from the truth.”

The Company will hold a conference call to discuss its financial results on Tuesday, March 13, 2007, at 2:00 p.m. Pacific Time. The presentation will be broadcast live over the Internet in a listen-only mode through www.earnings.com. Hyperlinks to the webcast are available through www.costuless.com, www.streetevents.com and other financial websites. An on-demand replay of the webcast also will be available beginning at 5:00 p.m. Pacific Time, March 13, 2007, and subsequently will be archived and available at www.costuless.com for approximately 30 days.

Update on New Store in Cayman Islands.

As previously reported, the Company has been granted approval from the Cayman Islands Trade and Business Licensing Board to operate a retail and wholesale business through a controlled subsidiary organized in the Cayman Islands. Also as previously reported, the company has entered into a long-term lease with the developer of Governor’s Square in Grand Cayman to lease land on which to construct and operate a store under the Cost-U-Less name.

Construction on the new store began in late 2006 as anticipated, but permitting delays experienced since that time have extended the completion date beyond the first half of fiscal 2007 to late in the third fiscal quarter or fourth fiscal quarter of 2007. "We look, with great anticipation, toward the opening of this store,” said Meder. “We have already received a great deal of support and excitement from the consuming public for the grand opening."

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

Appendix A
(in thousands unless otherwise noted)
Non GAAP measures:

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful information. In addition, management uses such non GAAP measures internally to evaluate the Company's performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

		Year
	Q4 ended	Ended
	12/31/06	12/31/06
Net income	$ 913	$2,668
Depreciation and amortization	665	2,416
Interest expense, net	91	405
Income taxes	490	1,600
EBITDA	$2,159	$7,089

		Year
	Q4 ended	Ended
	1/1/06	1/1/06
Net income	$1,130	$3,015
Depreciation and amortization	553	1,934
Interest expense, net	136	367
Income taxes	465	1,650
EBITDA	$2,284	$6,966

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006

Net sales	$59,149	$60,869	$222,022	$219,414
Merchandise costs	48,038	49,360	180,347	178,613
Gross profit	11,111	11,509	41,675	40,801

Operating expenses:
Store	7,734	7,778	29,988	28,567
General and administrative	1,734	1,966	6,605	6,828
Store openings	156	8	415	335
Store closings	0	0	0	81
Total operating expenses	9,624	9,752	37,008	35,811

Operating income	1,487	1,757	4,667	4,990

Other income (expense):
Interest expense, net	(91)	(136)	(405)	(367)
Other	7	(26)	6	42
Income before income taxes	1,403	1,595	4,268	4,665

Income tax provision	490	465	1,600	1,650
Net income	$913	$1,130	$2,668	$3,015

Earnings per common share:
Basic	$0.23	$0.28	$0.66	$0.77
Diluted	$0.21	$0.27	$0.63	$0.72

Weighted average common shares outstanding, basic	4,024,042	3,990,063	4,016,469	3,939,190
Weighted average common shares outstanding, diluted	4,254,331	4,187,944	4,243,339	4,168,611

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	December 31, 2006	January 1, 2006
ASSETS

Current assets:
Cash and cash equivalents	$ 7,420	$ 5,304
Accounts receivable (net of allowance of $66 and $80 in 2006 and 2005, respectively)	1,133	843
Inventories	22,829	23,027
Prepaid expenses	200	260
Deferred taxes, net	849	876
Total current assets	32,431	30,310
Buildings and equipment, net	20,881	18,550
Deposits and other assets	723	772
Total assets	$ 54,035	$ 49,632

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 15,831	$ 15,062
Accrued expenses .	5,337	5,402
Income taxes payable	369	20
Line of credit	—	80
Current portion of long-term debt	267	267
Current portion capital leases	311	226
Total current liabilities	22,115	21,057
Deferred rent	677	527
Deferred taxes, net	899	665
Long-term debt, less current portion	1,744	2,011
Capital lease, less current portion	1,604	1,329
Total liabilities	27,039	25,589

Commitments and Contingencies	—	—

Shareholders’ equity:
Preferred stock—$0.001 par value; Authorized shares—2,000,000; Issued and outstanding shares—none	—	—
Common stock—$0.001 par value; Authorized shares—25,000,000; Issued and outstanding shares, 4,028,718 and 3,990,171 in 2006 and 2005, respectively	14,172	13,931
Retained earnings	13,594	10,926
Accumulated other comprehensive loss	(770)	(814)
Total shareholders’ equity	26,996	24,043
Total liabilities and shareholders’ equity	$ 54,035	$ 49,632